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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                     FORM 10


                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                                BERTHEL SBIC, LLC
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             (Exact Name of Registrant as Specified in Its Charter)

Delaware                                                     52-2040126
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(State or Other Jurisdiction of                              (I.R.S. Employer
Incorporation or Organization)                               Identification No.)


701 Tama Street, Marion, Iowa                            52302
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Address of Principal Executive Offices                       (Zip Code)

Registrant's telephone number, including area code   319-447-5700
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Securities to be registered pursuant to Section 12(b) of the Act:

  Title of Each Class                 Name of Each Exchange on Which
  to be so registered                 Each Class is to be Registered
  -------------------                 ------------------------------

         None.                                    None.
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Securities to be registered pursuant to Section 12(g) of the Act:

                 Limited liability company membership interests
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                                (Title of Class)



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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. BUSINESS.

     Information in response to this Item 1 is incorporated by reference to Items 1 through 3 of the Registrant's Registration Statement on Form N-5 (the "Registrant's Form N-5"), filed on October 17, 1997 (Commission File No. 811-08451).

     Further, on October 22, 1997, the Registrant applied for an Order of the Commission (the "Exemptive Order") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), exempting the Registrant from the periodic reporting requirements of Section 13 of that Act on the condition that Berthel Growth & Income Trust I (the "Trust") (the sole beneficial owner of units of the Registrant's membership interests) file all reports on a consolidated basis in full satisfaction of the reporting obligations of the Trust and the Registrant. The application for the Exemptive Order was amended on November 10, 1998 and April 12, 1998. In Investment Company Act Release No. 23864, dated June 8, 1999, the Commission found it to be consistent with the public interest to grant the requested exemptive relief. Accordingly, information in this response is incorporated by reference to Item 1 of the Annual Report on Form 10-K of the Trust for the period ended December 31, 2001, filed with the Commission on March 26, 2002 (the "Form 10-K") and the Trust's quarterly report on Form 10-Q for the three month period ended June 30, 2002, filed with the Commission on August 13, 2002 (the "Form 10-Q").

     All issued and outstanding units of the Registrant's sole class of equity securities, limited liability company membership interests, are owned of record by the Trust, a registered closed-end investment company which has elected to be regulated as a business development company ("BDC") under the provisions of the Investment Company Act of 1940, as amended (the "Investment Company Act"). In order to comply with Rule 60a-1 under the Investment Company Act, the Trust and the Registrant anticipate that so long as the Trust is the beneficial owner of any units of the Registrant's membership interests, the Trust shall be the sole beneficial owner of all outstanding units of the Registrant's membership interests. Accordingly, the Registrant is not required to register its class of limited liability company membership interests under the provisions of Section 12(g) of the Exchange Act. The Registrant is voluntarily registering its class of limited liability company membership interests under Section 12(g) of the Exchange Act in order to be eligible to elect BDC treatment pursuant to Section 54(a) of the Exchange Act.

ITEM 2. FINANCIAL INFORMATION.

     Information in response to this Item 2 is incorporated by reference to Item 6 and Item 14 of the Form 10-K and to the Form 10-Q.

ITEM 3. PROPERTIES.

     The Registrant does not own or lease any material properties. All of the Registrant's office space and other facilities are supplied by Berthel Fisher & Company Planning, Inc. (the "Investment Adviser"), the investment adviser to the Registrant.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     As of October 1, 2002, all units of the Registrant's membership interests, representing the Registrant's sole class of equity securities, were held of record by the Trust. Additional information in


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response to this Item 4 is incorporated by reference to Item 9 of the
Registrant's Form N-5.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

     Information in response to this Item 5 is incorporated by reference to Item 10 of the Form 10-K.

ITEM 6. EXECUTIVE COMPENSATION.

     Information in response to this Item 6 is incorporated by reference to Item 11 of the Form 10-K.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     Information in response to this Item 7 is incorporated by reference to Item 13 of the Form 10-K.

ITEM 8. LEGAL PROCEEDINGS.

     Information in response to this Item 8 is incorporated by reference to Item 3 of the Form 10-K and Item 1 of Part I of the Form 10-Q.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

     Since its organization in May, 1997, all of the issued and outstanding units of the Registrant's sole class of equity securities, limited liability company membership interests, have been owned of record by the Trust. In order to comply with Rule 60a-1 under the Investment Company Act of 1940, as amended, the Trust and the Registrant anticipate that so long as the Trust is the beneficial owner of any units of the Registrant's membership interests, the Trust shall be the sole beneficial owner of all outstanding units of the Registrant's membership interests. Accordingly, no established public trading market currently exists for units of the Registrant's membership interests, nor does the Registrant anticipate that such a market will develop. As of the date of filing of this report, no units of the Registrant's membership interests: (i) are subject to outstanding options or warrants to purchase, or securities convertible into, units of the Registrant's membership interests; (ii) could be sold pursuant to Rule 144 under the Securities Act or that the Registrant has agreed to register under the Securities Act for sale by security holders; or
(iii) are being, or have been publicly proposed to be, publicly offered by the Registrant, the offering of which could have a material effect on the market price of units of the Registrant's membership interests.

     The Registrant has been issued a license from the United States Small Business Administration (the "SBA") to operate as a small business investment company ("SBIC"). Accordingly, the Registrant is subject to certain SBA regulations that materially limit the Registrant's ability to pay dividends or to make other distributions to its members.

     During the period of its existence the Registrant has made one distribution to the holder of its membership interest. This distribution was made in November 1998 in the amount of $60,000. The Registrant does not anticipate that it will make any distributions to the holders of its membership interest in the foreseeable future.

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ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

     In connection with the Registrant's organization, on May 13, 1997, the Registrant issued all outstanding units of its limited liability company membership interests to the Trust in exchange for the Trust's capital contribution to the Registrant of $5,000,000. The Trust is a BDC, and thus qualifies as an "accredited investor," as that term is defined in Rule 50i (a)
(1) under the Securities Act of 1933 (the "Securities Act"), as amended. The issuance qualified as an offer and sale of the membership interests not involving a public offering, and was thus exempt under Section 4(2) of the Securities Act, and the rules and regulations thereunder.

     The Registrant has issued debentures, guaranteed by the SBA, in the total principal amount of $9,500,000. Such securities are exempt pursuant to Section 3(a)(2) of the Securities Act.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     Information in response to this Item 11 is incorporated by reference to
Item 19 of the Registrant's Form N-5.

ITEM 12. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Information in response to this Item 12 is incorporated by reference to
Item 14 of the Registrant's Form N-5.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

     Information in response to this Item 13 is incorporated by reference to the financial statements and footnotes thereto in the Trust's Form 10-K and Form 10-Q.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     There are no items to report.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

     (a)  Financial Statements.

          Not applicable.

     (b)  Exhibits.

          (2) Plan of acquisition, reorganization, arrangement, liquidation, or succession -- Not applicable.

          (3)(i) Articles of Incorporation-- Berthel SBIC, LLC Certificate of Formation (Incorporated by reference to the Registrant's Registration Statement on Form N-5, filed with the Commission on October 17, 1997 (Commission File No. 811-08451)).

          (3)(ii) By-laws -- Limited Liability Company Agreement of Berthel SBIC, LLC (Incorporated by reference to the Registrant's Registration Statement on Form N-5, filed with the Commission on October 17, 1997 (Commission File No. 811-08451)).


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          (4)       Instruments defining the rights of security holders,
                    including indentures -- Please see Exhibits (3) (i) and (3)
                    (ii).

          (9)       Voting trust agreement-- Not Applicable.

          (10)(i) Material Contracts -- Limited Liability Company Agreement of Berthel SBIC, LLC (Incorporated by reference to the Registrant's Registration Statement on Form N-5, filed with the Commission on October 17, 1997 (Commission File No. 811-08451)).

          (10)(ii) Material Contracts -- Management Services Agreement, dated May 13, 1997, between Berthel SBIC, LLC and Berthel Fisher & Company Planning, Inc. (Incorporated by reference to the Registrant's Registration Statement on Form N-5, filed with the Commission on October 17, 1997 (Commission File No. 811-08451)).

          (11) Statement re: computation of per share earnings -- Not applicable.

          (12)      Statements re: computation of ratios-- Not applicable.

          (21)      Subsidiaries of the registrant-- Not applicable.

          (24)      Power of attorney -- Not applicable.

          (27)      Financial data schedule -- Not applicable.



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                                   SIGNATURES



     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                            BERTHEL SBIC, LLC



Date: October 4, 2002                       By: /s/ Thomas J. Berthel
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                                                    Thomas J. Berthel, President





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